Exhibit 8.2

FORM OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP OPINION

[DATE]

OfficeMax Incorporated

263 Shuman Boulevard

Naperville, Illinois 60563

Ladies and Gentlemen:

We have acted as counsel to OfficeMax Incorporated, a Delaware corporation (“OfficeMax”), in connection with: (i) the merger by OfficeMax with and into Mapleby Merger Corporation, a Delaware corporation (“Mapleby Merger Corp”) and a direct wholly-owned subsidiary of Mapleby Holdings Merger Corporation, a newly formed Delaware corporation and a direct wholly owned subsidiary of OfficeMax (“Mapleby HoldCo”), with OfficeMax surviving (“Merger 1”) followed by the immediate conversion of OfficeMax into a Delaware limited liability company (the “Conversion,” and together with Merger 1, the “HoldCo Reorganization”), (ii) the subsequent merger of Dogwood Merger Sub Inc., a Delaware corporation (“Dogwood Merger Corp”) and a direct wholly owned subsidiary of Office Depot, Inc., a Delaware corporation (“Office Depot”), with and into Mapleby HoldCo, with Mapleby HoldCo surviving as a direct wholly owned subsidiary of Office Depot (“Merger 2”); and (iii) the merger of the Mapleby HoldCo with and into Dogwood Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Office Depot (“Dogwood Merger LLC”), with Dogwood Merger LLC surviving such merger (“Merger 3,” and together with Merger 2, the “OfficeMax–Office Depot Reorganization”), all pursuant to the Agreement and Plan of Merger dated as of February 20, 2013, by and among OfficeMax, Mapleby Merger Corp, Mapleby HoldCo, Office Depot, Dogwood Merger Corp and Dogwood Merger LLC, as amended through the date hereof (as amended, the “Merger Agreement”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the registration statement on Form S-4 filed by Office Depot with the Securities and Exchange Commission (the “SEC”) on April 9, 2013 and as further amended through the date hereof (the “Registration Statement”), (iii) the representation

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letters delivered by OfficeMax and Office Depot to us for the purposes of this opinion (the “Representation Letters”) and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have assumed that statements as to factual matters contained in the Merger Agreement and the Registration Statement are true, correct and complete and will continue to be true, correct and complete through the Third Effective Time and thereafter, as applicable.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that the Merger Agreement and such other documents, certificates, and records are, and will continue to be, duly authorized, valid, and enforceable. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of OfficeMax, Mapleby Merger Corp, Mapleby HoldCo, Office Depot, Dogwood Merger Corp and Dogwood Merger LLC, including the Representation Letters, and we have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

In rendering our opinion, we have assumed that (i) the HoldCo Reorganization and the OfficeMax–Office Depot Reorganization will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement and that none of the material terms or conditions contained therein have been or will be waived or modified in any respect, (ii) the Merger Agreement, the Registration Statement and such other documents and records as we have considered accurately reflect all the material facts relating to Merger 1, the Conversion, Merger 2 and Merger 3 and (iii) the Registration Statement accurately describes the business operations and the anticipated future operations of Office Depot. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties provided or made by OfficeMax, Mapleby Merger Corp, Mapleby HoldCo, Office Depot, Dogwood Merger Corp and Dogwood Merger LLC. Any change or inaccuracy of such facts (including those events occurring after the Third Effective Time could affect the conclusions stated herein.

Our opinion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and

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such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing, we are of the opinion that under current United States federal income tax law, the HoldCo Reorganization and the OfficeMax–Office Depot Reorganization each will constitute a “reorganization” within the meaning of section 368(a) of the Code.

Except as set forth above, we express no other opinion. This letter has been prepared for you solely in connection with the HoldCo Reorganization and the OfficeMax–Office Depot Reorganization. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. It is assumed that we will be requested to deliver the opinion at the time of the consummation of the transactions contemplated by the Merger Agreement. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,